EXHIBIT 99.3

Confidential portions of

this exhibit have

been omitted and filed

separately with the

Securities and Exchange

Commission

TRANSFER AGREEMENT

31 DECEMBER 2014

BETWEEN

THE TRUSTEES OF THE LEVERHULME TRADE CHARITIES TRUST

(charitable trust)

and

THE LEVERHULME TRADE CHARITIES TRUST

(charitable incorporated organisation)

11289/2/2051055

THIS DEED is made 31 December 2014

BETWEEN

(1)	The trustees (listed in Schedule 1 to the deed) of THE LEVERHULME TRADE CHARITIES TRUST, a charitable trust (the Trust) registered at the Charity Commission under charity number 288404 (the Trustees); and

(2)	THE LEVERHULME TRADE CHARITIES TRUST, a charitable incorporated organisation registered at the Charity Commission under charity number 1159171 (the CIO);

WHEREAS:

(A)	The Trust was established by a deed (the Trust Deed) dated 7th November, 1983 as altered by a scheme of the Charity Commission (the Scheme) dated 28 October 1993.

(B)	The Trustees are the present trustees of the Trust.

(C)	The CIO is a charitable incorporated organisation registered under charity number 1159171.

(D)	The Trustees consider that it would facilitate the administration of the activities of the Trust to operate through an incorporated entity and that it would therefore be expedient, in the interests of furthering the purposes for which the property is held by the Trust, for the property to be transferred to the CIO, which has substantially similar purposes to those of the Trust.

(E)	Pursuant to the power under section 268 of the Charities Act 2011, the Trustees have resolved by a resolution made on 1 October 2014 to transfer the whole of the Trust Fund and Charitable Undertaking (as defined below) to the CIO to hold for its charitable purposes. In accordance with section 268(5) of the Charities Act 2011, a copy of these resolutions was submitted to the Charity Commission on 13 October 2014. The Charity Commission confirmed by email on 17 November 2014 that the Trustees’ resolution made on 1 October 2014 satisfied the requirements of the of section 268 Charities Act 2011.

(F)	The parties now wish to enter into this agreement to transfer the whole of the Trust Fund and the Charitable Undertaking to the CIO.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	In this agreement:

“Assets” means the several assets to be transferred by the Trustees to the CIO under this agreement and described in clause 2.1;

“Assumed Liabilities” means all debts, liabilities and obligations of any nature of the Trustees relating to the Charitable Undertaking or the Assets, whether actual or contingent, which are due or outstanding on or have accrued at the Effective Time, including the Creditors, but not any liability in relation to which the Trustees would not be entitled to an indemnity under the general law had they continued as the trustees of the Trust;

“Charitable Undertaking” means the activities of the Trust as carried out in accordance with the charitable objects of the Trust set out in clause 4 of the Trust Deed (as replaced by the Scheme);

“Claims” means all rights and claims of the Trustees arising at any time (whether before or after the Effective Time) under any warranty, term, condition, guarantee or indemnity, whether express or implied, in favour of the Trustees in relation to any Asset;

“Completion” means completion of the transfer of the Charitable Undertaking and acquisition of the Assets in accordance with clause 5;

“Contracts” means all contracts and engagements (including contracts for services between the Trustees and their independent contractors but excluding contracts of service between the Trustees and their employees) entered into or orders made before the Effective Time by or on behalf of the Trustees with third parties in connection with the Charitable Undertaking which remain (in whole or in part) to be performed at the Effective Time including (but without limitation) all orders and contracts for the sale or purchase of goods or provision or supply of services or for the hire purchase, credit sale, leasing or license of goods or services, and including, in particular, those shortly described in Schedule 2;

“Creditors” means all financial obligations and accrued charges owing by the Trustees at the Effective Time;

“Debts” means (i) any debts or other sums due or payable to the Trustees in connection with the Charitable Undertaking at the Effective Time including, but not limited to, the benefit of any right to reclaim or be refunded tax, (ii) any debts or other sums which become due or payable to the Trustees after the Effective Time in connection with goods supplied or services performed in connection with the Charitable Undertaking prior to the Effective Time, (iii) any interest payable on those debts or other sums and (iv) the benefit of all securities, guarantees, indemnities and rights relating to those debts or other sums;

“Effective Time” means midnight on 31 December 2014;

“Encumbrances” means any mortgage, charge (fixed or floating), pledge, lien, hypothecation, guarantee, trust, right of set-off or other third party right or interest (legal or equitable) including any assignment by way of security, reservation of title or other security interest of any kind, however created or arising, or any other agreement or arrangement (including a sale and repurchase agreement) having similar effect;

“Goodwill” means the goodwill of the Charitable Undertaking related to the exclusive right to carry on the Charitable Undertaking in succession to the Trustees;

“Intellectual Property” means all Intellectual Property Rights owned by the Trustees and used in connection with the Charitable Undertaking;

“Intellectual Property Rights” means trade marks, service marks, trade and business names, rights in designs, patents, copyright, database rights, moral rights and rights in know-how and other intellectual property rights in each case whether registered or unregistered and including applications for the grant of any of the foregoing and all rights or forms of protection having equivalent or similar effect to any of the foregoing which may subsist anywhere in the world;

“IT System” means all computer hardware (including network and telecommunications equipment) software (including associated preparatory materials, user manuals and other related documentation) and peripherals owned, used, leased or licenced by or in relation to the Charitable Undertaking.

“Investments” means the portfolio of investments referred to in Schedule 4.

“Trust Fund” has the meaning given to it by clause 2(b) of the Trust Deed;

1.2	In this agreement any reference, express or implied, to an enactment includes references to:

(a)	that enactment as re-enacted, amended, extended or applied by or under any other enactment (before or after the signature of this agreement);

(b)	any enactment which that enactment re-enacts (with or without modification); and

(c)	(any subordinate legislation made (before or after the signature of this agreement) under that enactment, as re-enacted, amended, extended or applied as described in paragraph (a) above, or under any enactment referred to in paragraph (b) above;

and “enactment” includes any legislation in any jurisdiction.

1.3	Words denoting persons shall include bodies corporate and unincorporated associations of persons.

1.4	Subclauses (1) to (3) above apply unless the contrary intention appears.

1.5	The headings in this agreement do not affect its interpretation.

2.	TRANSFER OF CHARITABLE UNDERTAKING

2.1	In consideration of the assumption of liabilities by the CIO under clause 3, and subject to clause 4, the Trustees shall transfer in each case subject to all Encumbrances existing at the date of this agreement and the CIO shall acquire the following assets with a view to the CIO carrying on the Charitable Undertaking from Completion as a going concern:

(a)	the Trust Fund (including without limitation the Investments);

(b)	the Goodwill;

(c)	the IT System;

(d)	the benefit (subject to the burden) of the Contracts;

(e)	the Debts;

(f)	the Intellectual Property;

(g)	all records and other documents relating to the Intellectual Property and the Charitable Undertaking;

(h)	the benefit of the Claims;

(i)	cash in hand and at bank;

(j)	bills receivable; and

(k)	any other property and assets of the Trustees used in connection with the Charitable Undertaking or owned by the Trustees whether existing at the Effective Time or received by the Trustees thereafter.

2.2	The Assets transferred under this agreement are being transferred in their present state and no warranty, condition, term or representation, either express or implied, statutory or otherwise as to the condition, quality, accuracy, performance, merchantability or fitness for intended purpose of the Assets or the existence or extent of any third party rights or claims in relation thereto is given or assumed by the Trustees and all such warranties, conditions, terms and representations are excluded to the fullest extent permitted by law.

2.3	Assignment of the Intellectual Property shall include the right of the Trustees to bring action and claim relief in respect of any infringement of the Intellectual Property which occurred prior to the date of Completion.

2.4	The Trustees covenant with the CIO that as from the Effective Time and until such time as each of the Assets is finally vested in the CIO the Trustees shall hold and shall be deemed to have held it in trust for and for the benefit of the CIO.

3.	ASSUMED LIABILITIES

3.1	The CIO shall with effect from the Effective Time:

(a)	assume responsibility for and pay, satisfy or perform the Assumed Liabilities; and

(b)	pay, satisfy or discharge all debts, liabilities and obligations properly incurred by the Trustees in connection with the Charitable Undertaking after the Effective Time as shown in the management accounts of the Trustees prepared by accountants at Completion (which obligations shall for the avoidance of doubt include any legal accountancy and audit costs incurred in connection with this agreement and any costs associated with any transfer, assignment or novation pursuant to clause 2.1 or clause 4).

3.2	The CIO agrees to indemnify and keep indemnified each Trustee against any loss, liability and cost which a Trustee may incur or may have incurred and not discharged before the Effective Time:

(a)	in connection with the ownership or proper operation of the Charitable Undertaking and the Assets in accordance with the Trust Deed; or

(b)	as a result of the CIO’s failure to pay, satisfy or perform the Assumed Liabilities under clause 3.1(a),

including any losses, liabilities or costs incurred as a result of defending or settling a claim alleging such a liability.

3.3	The CIO acknowledges that the Assumed Liabilities include the obligation to pay such grants and awards as will have been agreed by the Trustees at Completion. The CIO will meet ongoing commitments already made by the Trustees at Completion provided that the recipients in question continue to meet any reporting or other requirements set out in the terms of the grant or awards made to them.

3.4	The CIO shall also indemnify the Trustees in respect of the costs and expenses and outgoings arising from or attributable to the preparation and implementation of this agreement.

4.	CONTRACTS

4.1	Subject to subclause (2) and from the Effective Time the CIO shall:

(a)	be entitled to the benefit of the Contracts;

(b)	carry out, perform and complete all the obligations and liabilities to be discharged under the Contracts; and

(c)	indemnify the Trustees against all actions, proceedings, costs, damages, claims and demands in respect of any failure on the part of the CIO to carry out, perform and complete those obligations and liabilities.

4.2	Insofar as the benefit or burden of any of the Contracts cannot effectively be assigned to the CIO except by an agreement or novation with or consent to the assignment from the person, firm or company concerned:

(a)	the Trustees shall use all reasonable endeavours to procure the novation or assignment;

(b)	until the Contract is novated or assigned the Trustees shall hold it in trust for the CIO absolutely and the CIO shall (if such sub-contracting is permissible and lawful under the Contract), as the Trustees’ sub-contractor, perform all the obligations of the Trust under the Contract to be discharged after the Effective Time and shall indemnify the Trust against all actions, proceedings, costs, damages, claims and demands in respect of any failure on the part of the CIO to perform those obligations; and

(c)	until the Contract is novated or assigned the Trustees shall (so far as it lawfully may) give all reasonable assistance to the CIO to enable the CIO to enforce its rights under the Contract.

5.	COMPLETION

5.1	Completion shall take place at midnight on 31 December 2014.

5.2	On or immediately after Completion:

(a)	the Trustees shall let the CIO into possession of the Assets;

(b)	the Trustees shall, so far as possible, deliver to the CIO all assignments or novation agreements in respect of the Contracts;

(c)	the Trustees shall deliver to the CIO all records, documents, lists, catalogues, literature and material as are included in, or relate to, the Assets and the Charitable Undertaking;

6.	VALUE ADDED TAX

The Trustees and the CIO intend that article 5 of the Value Added Tax (Special Provisions) Order 1995 shall apply to the transfer of the Assets under this agreement and agree to use all reasonable endeavours to secure that the transfer is treated as neither a supply of goods nor a supply of services under that article. If nevertheless any VAT is payable on the transfer of the Assets under this agreement then the CIO shall pay to the Trustees the amount of that VAT forthwith on recovery of that VAT by the CIO from HM Customs & Excise and the Trustees shall provide the CIO with a VAT invoice.

7.	NOTICES

Any notice or other document to be served under this agreement may be delivered or sent by post to the party to be served at its address appearing in this agreement or at such other address as it may have notified to the other parties in accordance with this clause. Any notice or other document sent by post shall be sent by prepaid first class recorded delivery post.

8.	GENERAL

8.1	Each of the obligations and undertakings set out in this agreement which is not fully performed at Completion will continue in force after Completion.

8.2	None of the rights or obligations under this agreement may be assigned or transferred without the written consent of all the parties.

8.3	A person who is not a party to this agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

9.	COUNTERPARTS

This agreement may be executed in any number of counterparts, each of which when executed and delivered constitutes an original of the agreement but all the counterparts shall together constitute the same agreement.

10.	GOVERNING LAW

10.1	This agreement is governed by and shall be construed in accordance with English law.

10.2	In entering into this agreement no party may rely on any representation, warranty, collateral contract or other assurance (except those set out in this agreement) made by or on behalf of any other party before the signature of this agreement and each of the parties waives all rights and remedies which, but for this subclause, might otherwise be available to it in respect of any such representation, warranty, collateral contract or other assurance; provided that nothing in this subclause shall limit or exclude any liability for fraud.

IN WITNESS of which this deed has been executed and has been delivered on the date which appears first on page 1.

SCHEDULE 1

TRUSTEES

Dr Ashok Ganguly

Niall FitzGerald

Patrick Cescau

Paul Polman

Sir James Anderson

SCHEDULE 2

CONTRACTS

Including but not limited to:

1.	The Investment Management Agreement between the trustees of the Trust and Newton Investment Management Limited;

2.	The Investment Management Agreement between the trustees of the Trust and PIMCO; and

3.	The Investment Management Agreement between the trustees of the Trust and Schroders Investment Management Limited.

SCHEDULE 3

INVESTMENTS

All of the assets held in the name of or on behalf of the Trustees including but not limited to the Shareholding in Unilever PLC of 2,035,582 Ordinary Shares of 3 1/9 pence.

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

SIGNATURES

SIGNED as a deed by DR. ASHOK GANGULY in his capacity as a Trustee of the Leverhulme Trade Charities Trust in the presence of:			) ) )	/s/ ASHOK GANGULY

Witness:	Signature:	/s/ AMY BHARDA
	Full Name:	Mrs. Amy Bharda
	Address:	[***]
	Occupation:	Executive Secretary

SIGNED as a deed by NIALL FITZGERALD in his capacity as a Trustee of the Leverhulme Trade Charities Trust in the presence of:			) ) )	/s/ NIALL FITZGERALD

Witness:	Signature:	/s/ PAUL READ
	Full Name:	Paul Read
	Address:	[***]
	Occupation:	Accountant

SIGNED as a deed by PATRICK CESCAU in his capacity as a Trustee of the Leverhulme Trade Charities Trust in the presence of:			) ) )	/s/ PATRICK CESCAU

Witness:	Signature:	/s/ PAUL READ
	Full Name:	Paul Read
	Address:	[***]
	Occupation:	Accountant

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions.

SIGNED as a deed by PAUL POLMAN in his capacity as a Trustee of the Leverhulme Trade Charities Trust in the presence of:			) ) )	/s/ PAUL POLMAN

Witness:	Signature:	/s/ BARBARA LAWTON
	Full Name:	Barbara Lawton
	Address:	[***]
	Occupation:	PA

SIGNED as a deed by SIR JAMES ANDERSON in his capacity as a Trustee of the Leverhulme Trade Charities Trust in the presence of:			) ) )	/s/ JAMES ANDERSON

Witness:	Signature:	/s/ K. ANDERSON
	Full Name:	Catherine Barbara Anderson
	Address:	[***]
	Occupation:	Housewife

EXECUTED as a deed by THE LEVERHULME TRADE CHARITIES TRUST, a charitable incorporated organisation acting by Niall FitzGerald and Patrick Cescau			) ) ) ) )	/s/ NIALL FITZGERALD /s/ PATRICK CESCAU